Exhibit 99.1

Herbalife Exceeds First Quarter 2017 Reported and Adjusted EPS Guidance

  First quarter 2017 reported diluted EPS of $0.98 and adjusted1 diluted EPS of $1.24, which both include a $0.10 negative impact due to currency fluctuations
  First quarter 2017 reported net sales of $1.1 billion
  Volume point growth of 1% compared to the first quarter 2016
  Raises FY ’17 reported and adjusted diluted EPS guidance to a range of $3.25 to $3.65 and $4.05 to $4.45, respectively; up from the previous ranges of $2.95 to $3.35 and $3.65 to $4.05, respectively
  Under the new share repurchase program, approximately 2.1 million shares were repurchased through the end of April

LOS ANGELES--(BUSINESS WIRE)--May 4, 2017--Herbalife Ltd. (NYSE: HLF) reports results for the first quarter ended March 31, 2017.

“We’ve made a solid start to 2017 exceeding our EPS guidance,” said Michael O. Johnson, Chairman and CEO, Herbalife. “As we transition this June to our new CEO Rich Goudis and my role as Executive Chairman, we are more resolute than ever in making a profound and lasting effect on the nutritional habits of the world and offering people an opportunity to earn in the process.”

“Healthy living is a growing aspiration for more and more consumers worldwide and we are well positioned to capitalize on this trend. We offer a powerful person-to-person alternative to traditional retail, where consumers give our distributors permission to help them with our extensive range of nutrition products.”

For the first quarter 2017, the company reported net sales of $1.1 billion and volume point growth of 1% compared to the prior year period. China sales and volume significantly exceeded expectations primarily due to the impact on timing of sales and volume resulted from a price increase announced in March 2017, effective April 1st, 2017, that we believe shifted member purchases into the first quarter that would likely have been made in the second quarter of this year. The expected negative impact to second quarter sales and volume is included in current guidance.

On a reported basis, first quarter net income was $85.2 million, or $0.98 per diluted share, compared to net income of $95.8 million, or $1.12 per diluted share, for the first quarter of 2016.

Adjusted1 earnings for the first quarter was $1.24 per diluted share compared to $1.352 per diluted share for the first quarter of 2016.

Due to currency fluctuations, first quarter 2017 reported and adjusted1 net income were each negatively impacted by $9.0 million, or $0.10 per reported diluted EPS and adjusted1 diluted EPS.

For the full year 2017, the company is raising its previously issued reported and adjusted diluted EPS guidance to a range of $3.25 to $3.65 and $4.05 to $4.45, respectively; up from the previous ranges of $2.95 to $3.35 and $3.65 to $4.05 respectively.

First Quarter 2017 Key Metrics[3]
Regional Volume Point Metrics

	Volume Points (Mil)
Region	1Q '17	Yr/Yr % Chg
North America	302.6	-5%
Asia Pacific	260.8	5%
EMEA	274.2	5%
Mexico	225.4	4%
South & Central America	153.3	-14%
China	182.0	17%
Worldwide Total	1,398.3	1%

Regional Net Sales and Foreign Exchange (“FX”) Impact

	Reported Net Sales	Growth/Decline	Growth/Decline
Region	1Q '17 (mil)	including FX	excluding FX
North America	$229.8	-7%	-7%
Asia Pacific	$219.7	-1%	-2%
EMEA	$209.8	6%	6%
Mexico	$104.8	-4%	8%
South & Central America	$122.4	-4%	-8%
China	$215.6	-1%	5%
Worldwide Total	$1,102.1	-2%	0%

Outlook

Based on current business trends the company’s second quarter 2017 and full year 2017 guidance is as follows:

	Three Months Ending		Twelve Months Ending
	June 30, 2017		December 31, 2017
	Low	High	Low	High
Volume Point Growth vs 2016	(5.0%)	(1.0%)	2.0%	5.0%
Net Sales Growth vs 2016	(4.5%)	(0.5%)	3.0%	6.0%
Diluted EPS (a)	$0.65	$0.85	$3.25	$3.65
Adjusted(b) Diluted EPS	$0.85	$1.05	$4.05	$4.45
Cap Ex ($ millions)	$40.0	$50.0	$125.0	$155.0
Effective Tax Rate (a)	29.0%	31.0%	27.5%	29.5%
Adjusted Effective Tax Rate (a)	26.0%	28.0%	25.0%	27.0%
Currency Adjusted Net Sales Growth vs 2016	(4.0%)	0.0%	3.6%	6.6%
Currency Adjusted Diluted EPS	$0.88	$1.08	$4.25	$4.65

(a) Excludes any future potential ongoing tax effects from the exercise of equity awards that could impact the company's tax rate beginning fiscal year 2017 due to a recently issued stock compensation accounting standard.

(b) Adjusted diluted EPS and adjusted effective tax rate, for the purposes of 2017 guidance, excludes the impact of expenses relating to challenges to the company’s business model, the impact of non-cash interest costs associated with the company’s convertible notes, FTC settlement implementation and expenses related to regulatory inquiries. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why the company believe these non-GAAP measures are useful.

With respect to guidance, the company cannot accurately predict the impact to its share base from any future repurchases in 2017 that may be made under its share repurchase program and therefore the guidance table above excludes any impact thereof to EPS.

Forward guidance is based on the average daily exchange rates during the first two weeks of April.

Adjusted1 diluted EPS guidance for the second quarter 2017 includes a projected currency headwind of approximately $0.03 per diluted share versus the second quarter of 2016.

Full year 2017 adjusted1 diluted EPS guidance includes a projected currency headwind of approximately $0.20 per diluted share, compared to 2016, which is less than the approximately $0.50 headwind included in the guidance the company provided a quarter ago.

First Quarter 2017 Earnings Conference Call

Herbalife senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Thursday, May 4, 2017, at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (877) 317-1296, and (262) 320-2006 for international callers (conference ID 97879694). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID 97879694). The webcast of the teleconference will be archived and available on Herbalife's website.

About Herbalife Ltd.

Herbalife is a global nutrition company that has been changing people's lives with great products since 1980. Our nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through dedicated Herbalife Independent Members in more than 90 countries. We are committed to fighting the worldwide problems of poor nutrition and obesity by offering high-quality products, one-on-one coaching with an Herbalife Member and a community that inspires customers to live a healthy, active life.

We support the Herbalife Family Foundation (HFF) and its Casa Herbalife programs to help bring good nutrition to children in need. We also sponsor more than 190 world-class athletes, teams and events around the globe, including Cristiano Ronaldo, the LA Galaxy and champions in many other sports.

The company has over 8,000 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of approximately $4.5 billion in 2016. To learn more, visit Herbalife.com or IAmHerbalife.com.

The Herbalife Investor Relations website at http://ir.herbalife.com contains a significant amount of financial and other information about the company. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

__________________

[1] Adjusted net income and adjusted diluted EPS are both non-GAAP measures and exclude the impact of expenses relating to challenges to the company’s business model, the impact of non-cash interest costs associated with the company’s convertible notes, expenses relating to FTC settlement implementation, recovery of re-audit expenses, China grant income and expenses related to regulatory inquiries. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted net income to net income calculated in accordance with GAAP and a reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why we believe these non-GAAP measures are useful.

[2] Prior year amounts have been updated for comparative purposes to adjust for China grant income recognized in Q1 2016. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of adjusted net income to net income calculated in accordance with GAAP and a reconciliation of adjusted diluted EPS to diluted EPS calculated in accordance with GAAP and a discussion of why we believe these non-GAAP measures are useful.

[3] Supplemental tables that include Average Active Sales Leader and additional business metrics can be found at http://www.ir.herbalife.com.

FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our Members;
  improper action by our employees or Members in violation of applicable law;
  adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;
  legal challenges to our network marketing program;
  the consent order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;
  uncertainties relating to interpretation and enforcement of legislation in China governing direct selling and anti-pyramiding;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;
  U.S. and foreign laws and regulations applicable to our international operations;
  uncertainties relating to the United Kingdom’s vote to exit from the European Union;
  restrictions imposed by covenants in our credit facility;
  uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;
  changes in tax laws, treaties or regulations, or their interpretation;
  taxation relating to our Members;
  product liability claims;
  our incorporation under the laws of the Cayman Islands;
  whether we will purchase any of our shares in the open markets or otherwise; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

RESULTS OF OPERATIONS:

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	3/31/2017	3/31/2016

North America	$229.8	$246.0
Mexico	104.8	109.7
South and Central America	122.4	127.0
EMEA	209.8	198.4
Asia Pacific	219.7	221.1
China	215.6	217.4
Worldwide Net Sales	1,102.1	1,119.6
Cost of Sales	204.6	213.1
Gross Profit	897.5	906.5
Royalty Overrides	315.1	311.9
Selling, General and Administrative Expenses	438.6	427.1
Other Operating Income (1)	0.0	(0.8)
Operating Income	143.8	168.3
Interest Expense, net	30.2	24.9
Income Before Income Taxes	113.6	143.4
Income Taxes	28.4	47.6
Net Income	$85.2	$95.8

Weighted Average Shares Outstanding:
Basic	83.1	82.8
Diluted	86.7	85.6

Earnings Per Share:
Basic	$1.03	$1.16
Diluted	$0.98	$1.12

(1) Other Operating Income relates to certain China grant income.

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Mar 31,	Dec 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$1,782.9	$844.0
Receivables, net	100.2	70.3
Inventories	375.0	371.3
Prepaid expenses and other current assets	151.4	176.9
Total Current Assets	2,409.5	1,462.5

Property, plant and equipment, net	373.3	378.0
Marketing related intangibles and other intangible assets, net	310.1	310.1
Goodwill	93.5	89.9
Other assets	373.9	324.9
Total Assets	$3,560.3	$2,565.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$80.7	$66.0
Royalty overrides	249.1	261.2
Current portion of long-term debt	103.6	9.5
Other current liabilities	507.2	454.8
Total Current Liabilities	940.6	791.5

Non-current liabilities
Long-term debt, net of current portion	2,199.2	1,438.4
Other non-current liabilities	153.1	139.2
Total Liabilities	3,292.9	2,369.1

Contingencies

Shareholders' equity:
Common shares	0.1	0.1
Paid-in capital in excess of par value	469.2	467.6
Accumulated other comprehensive loss	(189.6)	(205.1)
Retained earnings (accumulated deficit)	48.4	(66.3)
Treasury stock	(60.7)	-
Total Shareholders' Equity	267.4	196.3

Total Liabilities and Shareholders' Equity	$3,560.3	$2,565.4

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	3/31/2017	3/31/2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$85.2	$95.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.5	23.9
Share-based compensation expenses	11.3	9.8
Non-cash interest expense	14.4	15.6
Deferred income taxes	(3.2)	(3.2)
Inventory write-downs	4.6	7.3
Foreign exchange transaction gain	(0.4)	(0.7)
Other	(1.0)	1.1
Changes in operating assets and liabilities:
Receivables	(27.9)	(17.3)
Inventories	7.3	(2.6)
Prepaid expenses and other current assets	25.1	5.4
Accounts payable	5.0	2.8
Royalty overrides	(18.8)	(10.4)
Other current liabilities	44.6	8.3
Other	4.8	5.3
NET CASH PROVIDED BY OPERATING ACTIVITIES	175.5	141.1
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(24.5)	(29.7)
Other	(1.2)	4.1
NET CASH USED IN INVESTING ACTIVITIES	(25.7)	(25.6)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from senior secured credit facility, net of discount	1,274.0	-
Principal payments on senior secured credit facility and other debt	(413.4)	(229.7)
Debt issuance costs	(22.6)	-
Share repurchases	(58.1)	(2.3)
Other	0.6	(1.7)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	780.5	(233.7)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	8.6	2.6
NET CHANGE IN CASH AND CASH EQUIVALENTS	938.9	(115.6)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	844.0	889.8
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,782.9	$774.2

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, except per Share Data)

In addition to its reported results and guidance calculated in accordance with GAAP, the company has included in this release adjusted net income and adjusted diluted EPS, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported or forecasted results, in each case calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the company’s operating performance relative to its performance based on reported or forecasted results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the company’s operations and underlying operational performance. The company’s definition of adjusted net income and adjusted diluted earnings per share may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner as the company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended
	3/31/2017	3/31/2016
	(in millions)

Net (loss) income, as reported	$85.2	$95.8
Expenses incurred responding to attacks on the company's business model (1) (2)	1.5	2.9
Expenses related to Regulatory inquiries (1) (2)	3.8	7.6
Expenses incurred for the recovery of re-audit expenses (1) (2)	-	1.4
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	11.7	11.0
China grant income (1) (2) (4)	-	(0.8)
FTC Consent Order implementation (1) (2) (5)	8.5	-
Income tax adjustments for above items (1) (2)	(3.5)	(2.5)
Net income, as adjusted (4)(6)	$107.1	$115.5

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended
	3/31/2017	3/31/2016

Diluted (loss) earnings per share, as reported	$0.98	$1.12
Expenses incurred responding to attacks on the company's business model (1) (2)	0.02	0.03
Expenses related to Regulatory inquiries (1) (2)	0.04	0.09
Expenses incurred for the recovery of re-audit expenses (1) (2)	-	0.02
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	0.13	0.13
China grant income (1) (2) (4)	-	(0.01)
FTC Consent Order implementation (1) (2) (5)	0.10	-
Income tax adjustments for above items (1) (2)	(0.04)	(0.03)
Diluted earnings per share, as adjusted (4)(6)	$1.24	$1.35

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the company's full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods. The Company plans to update the income tax impact of these items in subsequent interim reporting periods.

(2) Excludes tax (benefit)/expense as follows:
	Three Months Ended
	3/31/2017	3/31/2016
	(in millions)

Expenses incurred responding to attacks on the company's business model	-	(0.01)
Expenses related to Regulatory inquiries	(0.01)	(0.03)
Expenses incurred for the recovery of re-audit expenses	-	(0.01)
Non-cash interest expense and amortization of non-cash issuance costs	0.01	0.01
China grant income	-	-
FTC Consent Order Implementation	(0.03)	-
Total income tax adjustments (6)	$(0.04)	$(0.03)

(3) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract.
(4) Prior year amounts have been updated for comparative purposes to adjust for China grant income recognized in 2016.
(5) Includes $3.0 million of product discounts related to preferred member conversions.
(6) Amounts may not total due to rounding.

The following is a reconciliation of diluted earnings per share guidance, presented in accordance with U.S. generally accepted accounting principles, to adjusted diluted earnings per share guidance for certain items.

	Three Months Ending	Twelve Months Ending
	June 30, 2017	December 31, 2017

Diluted EPS Guidance (1)	$0.65 - $0.85	$3.25 - $3.65
Expenses incurred responding to attacks on the company's business model (2)	0.02	0.08
Non-cash interest expense and amortization of non-cash issuance costs (3)	0.14	0.55
FTC Consent Order Implementation (4) (5)	0.04	0.12
Expenses related to Regulatory inquiries (6)	0.03	0.11
Income tax adjustments for above items (7)	(0.02)	(0.06)
Adjusted Diluted EPS Guidance (8)	$0.85 - $1.05	$4.05 - $4.45

(1) Excludes future potential ongoing tax effects from the exercise of equity awards that could impact our tax rate beginning fiscal year 2017 due to a recently issued Stock Compensation accounting standard.

(2) Excludes tax impact of $0.5 million and $2.0 million for the three months ending June 30, 2017 and the twelve months ending December 31, 2017, respectively.
(3) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract.
(4) Excludes tax impact of $1.0 million and $3.0 million for the three months ending June 30, 2017 and the twelve months ending December 31, 2017, respectively.
(5) Includes $3.0 million of product discounts related to preferred member conversions for the twelve months ending December 31, 2017.
(6) Excludes tax impact of $0.8 million and $2.8 million for the three months ending June 30, 2017 and the twelve months ending December 31, 2017, respectively.
(7) Aggregates the individual tax impacts of each item as described in greater detail in footnotes 2, 4 and 6 above.
(8) Amounts may not total due to rounding.

CONTACT:
Herbalife Ltd.
Media Contact:
Jennifer Butler, 213.745.0420
VP, Media Relations
or
Investor Contact:
Alan Quan, 213.745.0541
VP, Investor Relations